EXHIBIT 99.1

FOR IMMEDIATE RELEASE February 23, 2006	CONTACT: Frederick N. Cooper (215) 938-8312 fcooper@tollbrothersinc.com Joseph R. Sicree (215) 938-8045 jsicree@tollbrothersinc.com

TOLL BROTHERS REPORTS FY 2006 1ST QTR EPS OF $0.98, UP 48% VS FY 2005
NET INCOME OF $163.9 MILLION RISES 49% VS FY 2005

Horsham, PA, February 23, 2006 – Toll Brothers, Inc., (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today reported that, for its first quarter ended January 31, 2006, net income rose 49% to $163.9 million; revenues rose 35% to $1.34 billion; first quarter-end backlog rose 22% to $5.95 billion; and signed contracts of $1.14 billion declined 21%, compared to FY 2005’s record first quarter results. The earnings, revenue and backlog totals were first quarter records, while contracts were the second highest first quarter total in the Company’s history.

Robert I. Toll, chairman and chief executive officer, stated: “Based on strong demographics, restrictive land approval regulations and our supply of 87,000 lots, we believe Toll Brothers is well-positioned for growth. Over the next couple of quarters, however, we will continue to face tough comparisons with last year.

“In 2005, demand for new homes in many markets was propelled to unsustainable levels by speculative buying. We are now on the other side of that slope. Speculative demand has ceased and speculators are now putting their homes back on the market. The result has been more supply than demand in some regions. Markets such as metro Washington, D.C., which are sound economically and showing healthy job growth, will need to work through their excess supply before the imbalance once again tips in our favor. When that happens, we believe builders such as Toll Brothers, who control the largest share of well-located approved sites, should prosper.

“Although we ended the quarter with a record 258 selling communities, sales remain constrained at the many communities we have with backlogs of twelve months or more. We are optimistic that as these backlogs are reduced and new communities are opened, sales should improve.

“Based on our current projections, FY 2006’s financial results should either be the best or second best year in our history, with net income of between $790 million and $870 million, earnings per share of between $4.77 and $5.26, and return on beginning equity of approximately 30%.

Our primary goal is to grow our earnings and revenues, as we have for the past fifteen years, by finding great land deals, broadening our product lines, expanding geographically, and building our brand, but we remain open to share repurchases and other opportunities to increase shareholder value. Since February 1, 2006 the start of our second quarter, we have repurchased about 1 million shares in addition to the 2.6 million shares we acquired during the previous two quarters.

“As we look to the future, we believe many factors are in our favor. On the demand side, according to a recent Harvard University study, household growth should continue to accelerate and generate very healthy demand for new homes in the next ten years. And with the increase in affluent households outpacing the population at large, we believe our luxury market should remain strong. On the supply side, approval processes in affluent markets continue to take more time, cost more money and require greater expertise, making buildable home sites increasingly scarce and more valuable. Based on our historical rate of expansion, we already control sites for at least five or six years of growth, and have the capital and land approval expertise to continue to thrive.”

Toll Brothers’ financial highlights for the three-month period ended January 31, 2006 (unaudited):

•	FY 2006’s first-quarter net income of $163.9 million grew 49% versus FY 2005’s first-quarter net income of $110.2 million. FY 2006’s first-quarter earnings of $0.98 per share diluted grew 48% versus FY 2005’s first quarter of $0.66 per share diluted, the previous first-quarter record.

•	FY 2006’s first-quarter total revenues of $1.34 billion increased 35% over FY 2005’s first-quarter revenues of $990.3 million, the previous first-quarter record. FY 2006’s first-quarter home building revenues of $1.34 billion increased 35% over FY 2005’s first-quarter home building revenues of $989.1 million, the previous first-quarter record. Revenues from land sales totaled $4.7 million in FY 2006’s first quarter, compared to $1.2 million in FY 2005’s first quarter.

•	In addition, in the Company’s FY 2006 first quarter, unconsolidated entities in which the Company had an interest delivered $52.1 million of homes compared to $26.4 million during the same period in FY 2005. The Company’s share of profits from the delivery of these homes is included in “Equity Earnings from Unconsolidated Entities” on the Company’s Income Statement.

•	In FY 2006, the Company’s first-quarter-end backlog of $5.95 billion increased 22% over FY 2005’s first-quarter-end backlog of $4.89 billion, the previous first-quarter record. FY 2006’s total included $128.3 million of beginning backlog from the Company’s Hoboken, New Jersey tower complex, Maxwell Place, which previously had been included in unconsolidated entities. In addition, at the end of first quarter 2006, unconsolidated entities in which the Company had an interest had a backlog of $20.8 million.

•	The Company’s FY 2006 first-quarter contracts of $1.14 billion declined by 21% compared to FY 2005’s first-quarter contracts of $1.44 billion, the first-quarter record. In addition, in first quarter 2006, unconsolidated entities in which the Company had an interest signed contracts of $16.8 million.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by chairman and chief executive officer Robert I. Toll at 2:00 p.m. (EST) today, February 23, 2006, to discuss these results and our outlook for the remainder of fiscal 2006. Prior to this conference call, the company intends to file a Form 8-K with the Securities and Exchange Commission containing its guidance for expected results of operations for Fiscal 2006 which will be discussed on the call. To access the call, enter the Toll Brothers website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software. The call can be heard live with an on-line replay which will follow and continue through May 1, 2006.

Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Massachusetts, Maryland, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Texas, Virginia and West Virginia.

Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, landscape, cable T.V. and broadband Internet delivery subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.

Toll Brothers, a FORTUNE 500 Company and #102 on the Forbes Platinum 400 based on five-year annualized total return performance, is the only publicly traded national home building company to have won all three of the industry’s highest honors: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company now sponsors the Toll Brothers -Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.

Certain information included herein and in other Company reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, anticipated income to be realized from our investments in unconsolidated entities, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered price of homes, the ability to secure materials and subcontractors, the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities, and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantl y affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	January 31,	October 31,
	2006	2005

	(Unaudited)
ASSETS

Cash and cash equivalents	$363,563	$689,219
Inventory	5,531,129	5,068,624
Property, construction and office equipment, net	88,444	79,524
Receivables, prepaid expenses and other assets	178,008	185,620
Contracts receivable	57,569
Mortgage loans receivable	49,017	99,858
Customer deposits held in escrow	85,126	68,601
Investments in and advances to unconsolidated entities	206,222	152,394

	$6,559,078	$6,343,840

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Loans payable	$388,847	$250,552
Senior notes	1,140,312	1,140,028
Senior subordinated notes	350,000	350,000
Mortgage company warehouse loan	38,406	89,674
Customer deposits	432,608	415,602
Accounts payable	226,763	256,557
Accrued expenses	735,641	791,769
Income taxes payable	300,610	282,147

Total liabilities	3,613,187	3,576,329

Minority interest	3,940	3,940

Stockholders’ equity:
Common stock	1,563	1,563
Additional paid-in capital	228,110	242,546
Retained earnings	2,739,911	2,576,061
Treasury stock	(27,633)	(56,599)

Total stockholders’ equity	2,941,951	2,763,571

	$6,559,078	$6,343,840

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended
	January 31,
	2006	2005

Revenues:
Traditional home sales	$1,278,709	$989,097
Percentage of completion	57,569
Land sales	4,678	1,225

	1,340,956	990,322

Costs of revenues:
Traditional home sales	884,091	685,493
Percentage of completion	47,346
Land sales	3,836	779
Interest	28,754	21,812

	964,027	708,084

Selling, general and administrative	139,178	107,065

Income from operations	237,751	175,173
Other:
Equity earnings from unconsolidated entities	16,569	1,935
Interest and other	11,327	6,883

Income before income taxes	265,647	183,991
Income taxes	101,797	73,798

Net income	$163,850	$110,193

Earnings per share:
Basic	$1.06	$0.73

Diluted	$0.98	$0.66

Weighted average number of shares:
Basic	155,076	151,653
Diluted	167,027	166,084

Additional information:
Interest incurred	$32,431	$29,150

Depreciation and amortization	$7,113	$5,201

Interest expense by source of revenue
Traditional home sales	$26,830	$21,758
Percentage of completion	1,417
Land sales	507	54

	$28,754	$21,812

	UNITS		$ (MILL)

	1st Qtr.	1st Qtr.	1stQtr.	1stQtr.
HOME BUILDING REVENUES	2006	2005	2006	2005

Northeast (CT, MA, NJ, NY, RI)	308	229	196.0	123.3
Mid-Atlantic (DE, MD, PA, VA)	589	663	393.6	386.9
Midwest (IL, MI, MN, OH)	109	95	75.6	57.0
Southeast (FL, NC, SC)	397	155	212.9	84.4
Southwest (AZ, CO, NV, TX)	340	248	247.3	155.8
West (CA)	136	200	153.3	181.7

Total traditional	1,879	1,590	1,278.7	989.1
Percentage of completion*			57.6

Total consolidated	1,879	1,590	1,336.3	989.1
Unconsolidated entities	99	63	52.1	26.4

	1,978	1,653	1,388.4	1,015.5

CONTRACTS

Northeast (CT, MA, NJ, NY, RI)	198	319	135.3	200.7
Mid-Atlantic (DE, MD, PA, VA)	456	767	313.5	471.4
Midwest (IL, MI, MN, OH)	67	112	42.1	78.0
Southeast (FL, NC, SC)	254	379	164.0	202.3
Southwest (AZ, CO, NV, TX)	307	366	229.4	254.3
West (CA)	113	228	125.2	233.4

Total traditional	1,395	2,171	1,009.5	1,440.1
Percentage of completion*	149	2	130.4	3.0

Total consolidated	1,544	2,173	1,139.9	1,443.1
Unconsolidated entities	28	36	16.8	15.6

	1,572	2,209	1,156.7	1,458.7

BACKLOG

Northeast (CT, MA, NJ, NY, RI)	1,242	1,118	841.1	676.8
Mid-Atlantic (DE, MD, PA, VA)	2,197	2,349	1,486.3	1,456.8
Midwest (IL, MI, MN, OH)	401	463	285.5	305.4
Southeast (FL, NC, SC)	1,877	894	1,028.4	517.1
Southwest (AZ, CO, NV, TX)	1,816	1,469	1,291.2	948.2
West (CA)	573	941	642.0	916.2

Total traditional	8,106	7,234	5,574.5	4,820.5

Percentage of completion*
Undelivered	529	58	429.7	67.4
Less, revenue recognized			(57.6)

Net percentage of completion	529	58	372.1	67.4

Total consolidated	8,635	7,292	5,946.6	4,887.9
Unconsolidated entities	32	147	20.8	65.0

	8,667	7,439	5,967.4	4,952.9

*Mid- and High-Rise projects that are accounted for under the percentage of completion accounting method. See details below.

PERCENTAGE OF COMPLETION
	UNITS		$ (MILL)

HOME BUILDING REVENUES	1st Qtr.	1st Qtr.	1stQtr.	1stQtr.
	2006	2005	2006	2005

Northeast			39.7	N/A
Southeast			17.9

Total			57.6	N/A

CONTRACTS

Northeast	131		116.4
Mid-Atlantic	13		5.3
Southeast	—	2	4.7	3.0
Southwest	5		4.0

Total	149	2	130.4	3.0

BACKLOG

Northeast	402		299.2
Mid-Atlantic	43		18.3
Southeast	72	58	102.7	67.4
Southwest	12		9.5
Less, revenue recognized			(57.6)

Total-Net	529	58	372.1	67.4